Exhibit 99.1

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Recommends Shareholders Reject Mini-Tender Offer by TRC Capital Corporation

FALLS CHURCH, Va. - Feb. 19, 2019 - Northrop Grumman Corporation (NYSE: NOC) has received notification of an unsolicited "mini-tender" offer by TRC Capital Corporation (TRC Capital) to purchase up to 500,000 shares, or approximately 0.29 percent of the outstanding common stock of the company as of Jan. 28, 2019. TRC Capital's offer price of $274.25 per share in cash is approximately 4.44% less than the $286.98 closing price of the company's common stock on Feb. 15, 2019, the last trading day before the mini-tender offer commenced.

The company does not endorse TRC Capital's mini-tender offer and recommends that shareholders do not tender their shares in response to the offer. The offer is at a price below the current market price for Northrop Grumman shares and is subject to various conditions. Mini-tender offers, such as this one by TRC Capital, seeking to acquire less than 5 percent of a company's outstanding shares, avoid many disclosure and procedural requirements of the Securities and Exchange Commission (SEC) that apply to larger tender offers. As a result, these mini-tender offers do not provide investors with the same level of protection as provided by larger tender offers under U.S. federal securities laws.

The company urges shareholders to obtain current market quotes for their shares, to review the conditions to TRC Capital's mini-tender offer, to consult with their brokers or financial advisors and to exercise caution with respect to this mini-tender offer. The company is in no way associated with TRC Capital, the mini-tender offer or the offer documentation.

The SEC has cautioned investors about offers of this type, noting that "[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC's Tips for Investors regarding mini-tender offers may be found on the SEC's website at www.sec.gov/investor/pubs/minitend.htm.

According to the TRC Capital offer documents received by the company, Northrop Grumman shareholders who have already tendered their shares may withdraw their shares by providing written notice described in TRC Capital's offering documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time on March 20, 2019.

The company encourages broker-dealers and other market participants in the dissemination of the offer to review the SEC's recommendations to broker-dealers in these circumstances, which can be found on the SEC website at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found on the NYSE website at https://www.nyse.com/publicdocs/nyse/markets/nyse/rule-interpretations/2001/01-27.pdf regarding the dissemination of mini-tender offer materials.

The company requests that a copy of this news release be included with all distributions of materials relating to TRC Capital's mini-tender offer.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, space, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.

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